EXHIBIT 10.5

Partners for Growth

Amended and Restated Loan and Security Agreement

Borrower:	Giga-tronics Incorporated, a California corporation
Address:	4650 Norris Canyon Road, San Ramon CA, 94583

Borrower:	Microsource, Inc., a California corporation
Address:	4650 Norris Canyon Road, San Ramon CA, 94583

Date:	June 16, 2014

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date (the “Effective Date”) and amends and restates in its entirety that certain Loan and Security Agreement dated March 13, 2014 (“Original Loan Agreement” and such date, the “Original Loan Effective Date”), between PARTNERS FOR GROWTH IV, L.P. (“PFG”), whose address is 150 Pacific Avenue, San Francisco, CA 94111 and Borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive offices are located at the above addresses (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1.     LOANS.

1.1 Loans. PFG will make loans to Borrower (the “Loan” or “Loans”) in the amount (s) shown on the Schedule subject at all times to, and notwithstanding any other provision of this Agreement, no Default or Event of Default having occurred and being continuing at any time a Loan is requested or made.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rates shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month.

1.3 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.4 Loan Requests. To obtain a Loan, Borrower shall make a Qualifying Request to PFG compliant with Section 8.5. Loan Requests are not deemed made until PFG acknowledges receipt of the same by electronic mail or otherwise in writing. Without limiting the effect of Section 8.22, each Borrower appoints the Responsible Officer(s) as its authorized agent to make Loan Requests and any Loan Request made by such Responsible Officer(s) shall be binding on each Borrower as if made by its own respective officers who are duly authorized to bind Borrower in respect of this Agreement PFG’s obligation to fund a Loan Request shall be subject to its receipt of such reports, certificates and other information as may be set forth in the Schedule. Loan Requests received after 12:00 Noon Pacific time will not be deemed to have been received by PFG until the next Business Day. PFG may rely on any Loan Request given by a person whom PFG believes in good faith is a Responsible Officer, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.

1.5 Late Fee. If any payment of accrued interest for any month is not made within three business days after the later of the date a bill therefor is sent by PFG or three business days after the due date therefor, or if any payment of principal or any other payment is not made within three Business Days after the date due, then Borrower shall pay PFG a late payment fee equal to 5% of the amount of each such late payment. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure. Unless expressly waived in writing by PFG in its sole discretion, interest at the Default Rate shall commence to apply to outstanding monetary Obligations as from the date the above grace periods expire.

Partners for Growth	Amended and Restated Loan and Security Agreement

2. SECURITY INTEREST.

2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above and all Borrower’s books relating to any and all of the above.

Notwithstanding anything herein to the contrary, that the Collateral will not include (a) any application for a Trademark that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon unless and until such time as the grant of such Lien will not affect the validity of such trademark, (b) any lease, license, contract, or agreement, if the grant of a security interest in such lease, license, contract, or agreement under the terms thereof or under applicable law with respect thereto, is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, (c) more than 65% of the voting equity interests of any Subsidiary of Borrower organized in a jurisdiction outside of the United States, provided, however, such percentage shall be 100% unless Borrower demonstrates to PFG’s reasonable satisfaction that pledging more than 65% of the voting equity interests of such Subsidiary would result in a material adverse tax consequence; (d) vehicles and other goods subject to a certificate of title, and (e) any deposit accounts used exclusively for payroll or employee benefit payment purposes; provided that (x) any such limitation described in the foregoing clause (b) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable law, lease, license, contract or other agreement, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such lease, license, contract or other agreement shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, except for representations expressly specified to be made as of a particular date, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations (other than inchoate indemnity obligations) have been paid and performed in full:

3.1 Corporate Existence, Authority and Consents. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has in full force and effect all Governmental Authorizations required for Borrower to lawfully conduct its business as conducted on the Effective Date. Borrower shall give PFG 30 days’ prior written notice before changing its jurisdiction or form of organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements relating to creditors' rights generally), and (iii) do not violate Borrower’s Constitutional Documents, or any material Legal Requirement or any material agreement or instrument of Borrower or relating to its property, (iv) does not require any action by, filing, registration or qualification with, or Governmental Authorization from, any Governmental Body (except such Governmental Authorizations which have already been obtained and are in full force and effect), and (v) do not constitute grounds for acceleration of any material Indebtedness or obligation under any agreement or instrument of Borrower or relating to its property. Without limiting the foregoing: (A) the Board has the authority under Borrower’s Constitutional Documents to enter into and cause Borrower to perform, or to delegate such authority to a Responsible Officer to enter into and cause Borrower to perform, its Obligations, and (B) no consent is required of any Person other than such consents as have already been obtained or could reasonably result in a cost to or liability of Borrower in excess of $100,000.

3.2 Name; Trade Names and Styles. As of the Effective Date, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Constitutional Documents. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the Effective Date. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

Partners for Growth	Amended and Restated Loan and Security Agreement

3.3 Place of Business; Location of Collateral. As of the Effective Date, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the Effective Date, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral valued at greater than $10,000 to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may (x) maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located, and (y) provide Inventory to customers on a temporary basis without having sold such Inventory for the purposes of demonstration, consistent in form and substance with Borrower’s past practice.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a)     Borrower is as of the Effective Date, and will at all times in the future be, the sole owner of all the Collateral, except for Collateral which is leased or licensed to Borrower. The Collateral is as of the Effective Date and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. As of the Effective Date, PFG will have, and will continue to have, a First-Priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend the Liens granted to PFG hereunder and use commercially-reasonable efforts to defend the Collateral against all claims of others.

(b)     Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the Effective Date, and Borrower shall (i) give PFG five Business Days advance written notice before establishing any new Deposit Accounts or (ii) depositing any Cash or Cash Equivalents or Investment Property into any new Deposit Account and (iii) subject to the rights of the Senior Lender, shall cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a Control Agreement in form legally and commercially sufficient to perfect PFG’s security interest in the Deposit Account and otherwise reasonably satisfactory to PFG in its good faith business judgment.

(c)     In the event that Borrower shall at any time after the Effective Date have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

(d)      As of the Effective Date, no Collateral with a value in excess of $100,000 is affixed to any real property in such a manner or with such intent as to become a fixture, except as disclosed in detail in Exhibit A. From and after the Effective Date, without PFG’s consent in each instance, no material part of the Collateral or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not, except as set forth in Exhibit A, and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment; provided that, with respect to any property of Borrower which is considered work-in-process but not yet inventory and is temporarily located for finishing with a third party as part of Borrower’s historic manufacturing process, no such third party waiver or subordination will be required with respect to such property so long as (x) temporarily locating such property with a third party is consistent with Borrower’s past manufacturing processes and (y) such property is not located with any such third party for a period longer than the time required by such third party to complete the work on such property. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise PFG in writing of any material loss or damage to the Collateral.

3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

Partners for Growth	Amended and Restated Loan and Security Agreement

3.7 Financial Condition, Statements and Reports. All Financial Statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the Effective Date, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all material required Tax Returns, and Borrower has timely paid, and will timely pay, all Taxes now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional Taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Body.

3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all Legal Requirements applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10 Litigation. Except as disclosed in Exhibit A hereto as of the Effective Date or disclosed in an update to the Representations as to future periods, there is no claim, suit, litigation, proceeding or investigation pending or (to Borrower’s Knowledge) threatened against or affecting Borrower in any court or before any Governmental Body (or any basis therefor known to Borrower) (i) involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate, or (ii) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes, including any purposes detailed in the Schedule. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12 No Default. At the Effective Date, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

3.13 Protection and Registration of Intellectual Property Rights. Borrower owns or otherwise holds the right to use all Intellectual Property rights material to Borrower’s business or necessary for the conduct of its business as currently conducted and reflected in any Borrower’s Plans. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property, other than Intellectual Property that is not material to Borrower’s business, has a fair value of less than $25,000 and that Borrower has affirmatively determined not to maintain or to abandon; (b) promptly advise PFG in writing of infringements of its Intellectual Property material to its business; (c) except as permitted in clause (a), not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent, and (d) while any Obligations are Outstanding, shall not Transfer (except for Liens permitted under clauses (iii) and (ix) of the definition of Permitted Liens) any Intellectual Property without PFG’s consent, which consent shall not be unreasonably withheld if no Default or Event of Default has occurred and is then continuing, the Transfer of such Intellectual Property would not give rise to such a Default or Event of Default, and if such Intellectual Property meets the three criteria set forth as the exceptions to Borrower’s duties to protect, defend and maintain under clause (a), above. If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance written notice thereof and in any event shall thereafter give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than five (5) Business Days from the occurrence of each and any of the foregoing). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG’s interest in such Collateral. Except as noted in the Representations, Borrower is not a party to, nor is it bound by, any Restricted License.

Partners for Growth	Amended and Restated Loan and Security Agreement

3.14 Domain Rights and Related Matters. Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) has set forth in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete in all material respects and Borrower shall promptly notify PFG of any material changes to such information; (c) shall maintain all Domain Rights that Borrower has not affirmatively determined to abandon in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) shall promptly advise PFG in writing of any material disputes or infringements of its Domain Rights. The obligations of Borrower under this Section shall not be limited by any Borrower obligations under the IP Security Agreement and related Collateral Agreements and Notices executed in connection with this Agreement.

3.15 Internal Controls. Parent maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting and legal and regulatory compliance controls (collectively, "Internal Controls") that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are overseen by the audit committee (the "Audit Committee") of Parent's board of directors (the "Board") in accordance with the Exchange Act rules. Except as specified in Exhibit A, Parent does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, any violation of, or failure to comply with, the Securities Laws, or any matter that, if determined adversely, would have or reasonably be expected to result, individually or in the aggregate, in a Material Adverse Change.

3.16 SEC Reporting. Parent is and will remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (i) has filed and will file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports; and (ii) has submitted and will submit electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the 12 months preceding such sale.

3.17 SEC Filings; FINRA and the Sarbanes-Oxley Act. Parent has timely filed with or furnished to the Securities and Exchange Commission (the “SEC”) each report, statement, schedule, form or other document or filing required to be filed or furnished (or otherwise filed or furnished) by Parent with the SEC from the date of its initial filing with the SEC to the Effective Date (all such documents collectively being the “SEC Documents”). Each SEC Document complied, and each SEC Document filed or furnished to the SEC subsequent to the Effective Date will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not or will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent has and at all times will comply in all material respects with its obligations under FINRA and the Sarbanes-Oxley Act of 2002. Parent has provided PFG with a copy of any and all notices of material noncompliance and subsequent resulting written communications received from the SEC, FINRA and the NASDAQ, along with Parent’s responses thereto.

3.18 No Injunctions. Neither Borrower nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for a failure to comply with Regulation D under the Securities Act and Borrower shall comply in all respects with Regulation D in connection with any future securities offerings made in reliance on Regulation D.

4. ADDITIONAL DUTIES OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

Partners for Growth	Amended and Restated Loan and Security Agreement

4.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

4.2. Remittance of Proceeds. Subject to the rights of the Senior Lender, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i) and (ii) above) with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. Subject to the rights of the Senior Lender, PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a Lock-Box account, or such other “blocked account” as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement. Notwithstanding anything contained herein to the contrary, so long as no Default or Event of Default shall have occurred and be continuing (unless by reason of a conditional waiver or forbearance then being in effect between PFG and Borrower), Borrower shall not be required to deliver such proceeds to PFG in connection with any disposition so long as (x) Borrower reinvests all or any portion of such proceeds in assets used or useful in the business of Borrower, and (y) Borrower has notified PFG in advance of the intended reinvestment of such proceeds.

4.3 Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Collateral totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Collateral with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies. Notwithstanding anything contained herein to the contrary, so long as no Default or Event of Default shall have occurred and be continuing (unless by reason of a conditional waiver or forbearance then being in effect between PFG and Borrower), Borrower shall not be required to deliver such proceeds of such insurance to PFG so long as (x) Borrower reinvests all or any portion of such proceeds in assets used or useful in the business of Borrower, and (y) Borrower has notified PFG in advance of the intended reinvestment of such proceeds.

4.4 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.

4.5 Access to Collateral, Books and Records; Additional Reporting and Notices. At reasonable times, and on three (3) Business Days” notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $850 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus PFG Expenses, provided that so long as no Default or Event of Default has occurred and is then continuing and no inspection or audit within the one-year period prior to such inspection or audit has revealed material deficiencies or inaccuracies in Borrower’s books and records, only one such inspection and audit shall be at Borrower’s expense during any calendar year. Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld. Without limiting the scope of reporting under Section 6 of the Schedule, Borrower shall promptly disclose to PFG any efforts to sell Borrower, its business or assets or any material part thereof or to refinance the Loan and shall disclose the salient details of any offers received from time to time in respect of the foregoing. At any time when a Default or Event of Default has occurred and is continuing (whether or not PFG has agreed to forbear), PFG shall be entitled (i) to be briefed by the as to such matters as PFG may require in its business discretion, (ii) to receive advance notice of any and all Board meetings or written consents, together with the agendas for the foregoing, and (iii) to observe any such Board meetings, whether or not formally constituted as such; provided that, but subject to the next succeeding proviso, with respect to the rights contained in clauses (i) through (iii), Borrower may exclude confidential compensation information and any other information relating to this Agreement, any other Loan Document, or Borrower’s relationship with the Senior Lender, PFG or any other lender, or any information Borrower reasonably believes may create a conflict of interest for PFG or affect the attorney/client or a similar privilege of any of Borrower and their legal advisors; provided further however, that Borrower’s right to exclude information shall be subject to it providing PFG with a general description of the information excluded and the claimed basis for exclusion.

Partners for Growth	Amended and Restated Loan and Security Agreement

4.6 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG's prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(i) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(ii) enter into any transaction outside the ordinary course of business with a value in excess of $50,000;

(iii) Transfer any Collateral (including without limitation the Transfer of Collateral which is then leased back by Borrower), except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, (B) the sale or other disposal of worn-out, obsolete or unneeded Equipment in the ordinary course of business and otherwise in compliance with the terms of this Agreement, (C) the making of Permitted Investments, and (D) the granting of Permitted Liens;

(iv) store any Inventory or other Collateral with any warehouseman or other third party with an aggregate value (per location) of $10,000 or greater, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment between PFG and such warehouseman or other third party;

(v) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vi) make any loans of any money or other assets, other than Permitted Investments;

(vi) incur any Indebtedness, other than Permitted Indebtedness;

(viii) guarantee or otherwise become liable with respect to the obligations of another party or entity;

(ix) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);

(x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's equity, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing equity of departing employees, up to a maximum aggregate of $25,000 in any fiscal year;

(xi) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xii) with respect to Non-Borrower Subsidiaries, after the date hereof (A) cause or permit any Non-Borrower Subsidiary to hold Cash or Cash Equivalents with depositary institutions or otherwise of more than $10,000, or (B) cause or permit Borrower (in the aggregate) to make Permitted Investments in Non-Borrower Subsidiaries or incur Permitted Indebtedness to Non-Borrower Subsidiaries (in the aggregate) of more than $10,000 at any time;

(xiii) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization; or

(xiv) the Board shall permit or shall resolve to or approve (unless such resolution or approval is expressly conditioned upon the prior consent of PFG), or Borrower shall otherwise take any affirmative steps to effect, any of the foregoing actions in clauses (i) through (xiii), inclusive, which are not otherwise expressly permitted herein unless the result of such actions would result in a repayment of all Obligations in accordance with this Agreement.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

Partners for Growth	Amended and Restated Loan and Security Agreement

4.7 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or instituted or threatened in writing against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.8 Changes. When required under Section 6 of the Schedule, Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations, provided that Borrower shall only be required to notify PFG of material changes to the Collateral value information set forth in Part A, Sections 3(d)(e) and (g), and to the information solicited in Sections 3(i), 4(b), 4(d), Part B, Sections 8-10, 11(d) and 14.

4.9 Further Assurances. Borrower agrees, at its expense, on reasonable request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, reasonably deem necessary in order to perfect and maintain PFG’s perfected First-Priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement, including without limitation, the joinder of any New Subsidiaries to this Agreement and execution of such other agreements and instruments as PFG reasonably request, including execution of a cross-corporate continuing guaranty among Borrowers and any Non-Borrower Subsidiaries. In addition, Borrower shall Deliver to PFG, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Body regarding compliance with or maintenance of Governmental Authorizations or Legal Requirements or that could reasonably be expected to have a material adverse effect on any of the Governmental Authorizations or otherwise on the operations of Borrower or any of its Subsidiaries.

4.10 Collateral Accounts. Subject to Section 8(b) of the Schedule: (a) At all times thereafter, maintain all of its Collateral Accounts with the Senior Lender; and (b) provide PFG five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than the Senior Lender.

4.11 Authorization to File Financing Statements. Borrower hereby authorizes PFG to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect PFG’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of PFG under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in PFG’s discretion.

4.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to PFG, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to PFG, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by PFG that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5. TERM.

5.1 Maturity Date. This Agreement shall continue in effect until the maturity date(s) set forth on the Schedule (the "Maturity Date”), subject to Sections 5.2, 5.3 and 5.4, below.

5.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) if expressly permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG and payment in full in cash of all Obligations (other than inchoate indemnity obligations); or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If a Borrower right to prepay Obligations is provided in the Schedule and the exercise of such right is subject to payment of any consideration to PFG as a condition to such exercise, a Borrower Default or Event of Default that results in an acceleration of Obligations and/or termination of this Agreement shall not relieve Borrower of the obligation to pay such consideration, which shall be included in the Obligations required to be paid or performed by Borrower.

5.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, (i) all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full, and (ii) no further Loans will be made to Borrower unless PFG otherwise agrees in its sole and absolute discretion. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.

Partners for Growth	Amended and Restated Loan and Security Agreement

5.4 Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, all covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 8.9 to indemnify PFG shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

6. EVENTS OF DEFAULT AND REMEDIES.

6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement regardless of whether notice thereof is given by PFG, and Borrower shall give PFG immediate written notice thereof:

(a) Borrower or any Guarantor or any Person acting for Borrower or any Guarantor makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to PFG or to induce PFG to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect as of the Original Effective Date, the Effective Date or when made; or

(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation when due; or

(c) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 4.6 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide the notices, information, briefing and other rights set forth in Section 4.5, or (v) shall fail to provide PFG with a Report under Section 6 of the Schedule within three (3) Business Days after the date due; or

(d) Borrower shall fail to perform any non-monetary Obligation not otherwise addressed in this Section 6.1, or a default or breach shall occur under any other Loan Document (whether or not Borrower is a party), which failure, default or breach is not cured within ten (10) Business Days after the earlier of date performance is due and the date of such failure, default or breach, as the case may be (which cure period, for the avoidance of doubt, shall not apply to events set forth in this Agreement for which a cure period is otherwise specified); or

(e) any levy, assessment, attachment or seizure is made on all or any part of the Collateral which is not cured within five (5) Business Days after the occurrence of the same, or any lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) Business Days after the occurrence of the same; or

(f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(g) there is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $100,000; or (ii) any breach or default by Borrower or any Guarantor, the result of which could result in a Material Adverse Change; provided, however, for purposes of this Section 6.1(g) (only), any default or breach which would be reasonably likely to result in an overall adverse financial consequence of $600,000 or more shall be presumed to constitute a Material Adverse Change unless Borrower is able to demonstrate to PFG’s reasonable satisfaction that such adverse financial consequence is not a Material Adverse Change; or

(h) (i) Dissolution, termination of existence, insolvency or business failure of Borrower or any Guarantor; or (ii) appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by, against or in respect of Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, in each above case that is not dismissed or stayed within 45 days (and for the avoidance of doubt, PFG shall have no obligation to advance any Loan while any of the foregoing conditions or those set forth in clauses (iii) and (iv), below, exist); or (iii) Borrower or any Guarantor shall generally not pay its debts as they become due; or (iv) Borrower or any Guarantor shall conceal, remove or Transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any Transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

Partners for Growth	Amended and Restated Loan and Security Agreement

(i) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(j) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(k) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(l) Borrower shall (i) enter into any agreement, binding or non-binding, that would result in a Change in Control, without prompt notice to PFG, or (ii) effect or suffer a Change in Control, unless all Obligations would be repaid in accordance with this Agreement upon or prior to the closing of such Change in Control; or

(m) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as PFG deems reasonable, or on PFG's premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future Control Agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All PFG Expenses, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

Partners for Growth	Amended and Restated Loan and Security Agreement

6.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable. Without limiting the foregoing, if Exigent Circumstances exist, Borrower and PFG agree that notice periods may be shorter than as set forth above and such shorter notice periods are commercially reasonable in Exigent Circumstances. Borrower further acknowledges and agrees that if PFG’s or third parties’ access to Collateral is inhibited, restricted or denied, it shall be commercially reasonable for PFG to conduct a sale of Collateral under such circumstances even though the lack of access to Collateral would likely give rise to a sale price less than if parties had unfettered access to Collateral for purposes of conducting a sale.

6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG's security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG's possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the Transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all PFG Expenses, liabilities, obligations and attorneys' fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

6.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the PFG Expenses, liabilities, obligations and attorneys' fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

Partners for Growth	Amended and Restated Loan and Security Agreement

6.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7.     Definitions. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable, healthcare receivables and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Board” means the Board of Directors or other governing authority of Borrower as authorized in its Constitutional Documents.

“Business Day” means a day on which PFG is open for business.

“Cash” means unrestricted and unencumbered (except for the Liens of PFG and the Senior Lender) cash or cash equivalents in Deposit Accounts or other Collateral Accounts for which there is in effect a Control Agreement among Borrower, PFG and the depositary institution in respect of such accounts, unless the requirement for a Control Agreement has been waived by PFG.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or a rating of P-1 or the equivalent thereof by Moody's Investors Service, Inc.; (c) certificates of deposit held with the Senior Lender maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) Investments pursuant to Borrower's Investment Policy, provided that such investment policy (and any such amendment thereto) has been provided by Borrower to PFG and approved in writing by PFG.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Borrower (together with any new directors whose election by the Board of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, each as defined in the Code, and any other account of any kind or type in respect of Investment Property, including each of Borrower’s primary operating and other deposit accounts and securities accounts, including all cash management, merchant services, and foreign exchange accounts and facilities.

“Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.

Partners for Growth	Amended and Restated Loan and Security Agreement

“Constitutional Document” means for any Person, such Person’s formation documents, as last certified by the Secretary of State (or equivalent Governmental Body) of such Person’s jurisdiction of organization, together with, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or operating or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), and (d) if such Person is a statutory joint venture company or similar entity, its joint venture (or similar) agreement, each of the foregoing with all current amendments or modifications thereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Control Agreement” means a written agreement among PFG, Borrower and a depositary bank or other custodian in respect of Borrower’s Collateral Accounts by which the depositary bank or other custodian, as appropriate, agrees to comply with instructions given from time to time by PFG directing the disposition of the funds, investments and securities in Borrower’s Collateral Accounts without further consent of Borrower, which instructions may include not complying with instructions (which term may include the honoring of checks written by Borrower against funds in said accounts) given by Borrower, and containing other terms acceptable to PFG.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of (i) the applicable rate(s) set forth in the Schedule, plus six percent (6%) per annum, and (ii) the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, and as used in this Agreement, the term “Deposit Accounts” shall be construed to also include securities, commodities and other Investment Property accounts.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“Exigent Circumstances” means circumstances that substantially inhibit an orderly sale process or that imply urgency due to rapid erosion of value or opportunity, including Borrower closing its business or “going dark”, inability or refusal (express or implied by non-response) to provide for the security of Collateral.

“Financial Statements” means consolidated financial statements of Borrower, including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year.

“First-Priority” means, in relation to PFG’s Lien in Collateral, a security interest that is prior to any other security interest, with the exception of the Liens of the Senior Lender and other Permitted Liens, which other Permitted Liens may only have superior priority to PFG’s Lien as expressly specified herein or pursuant to the terms of a subordination agreement between PFG and the holder of such other Permitted Lien.

“GAAP” means generally accepted accounting principles consistently applied.

Partners for Growth	Amended and Restated Loan and Security Agreement

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, (d) capital lease obligations and (e) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law in any jurisdiction, including assignments for the benefit of creditors, compositions, receiverships, administrations, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

Partners for Growth	Amended and Restated Loan and Security Agreement

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any of Borrower’s officers, including its Directors, any Chief Executive Officer, President, designated legal representative under the Legal Requirements of any non-U.S. jurisdiction, Chief Information Officer (if any), Chief Technology Officer (or equivalent), Chief Financial Officer and Corporate Controller, or Borrower's Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions including Directors with executive authority, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” or “lien” is a security interest, claim, mortgage, deed of trust, levy, charge, pledge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Loan Request” means any request that may be made by a Borrower in connection with this Agreement, including a borrowing request, consent request, a waiver request and any other accommodation that may be given by PFG under or relating to the Loan Agreement.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or any Guarantor, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the perfection or priority of PFG’s Liens in the Collateral.

“Maturity Date” means the Maturity Date(s) set forth in Section 4 of the Schedule, or such earlier date at which Obligations become due by acceleration or otherwise.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“New Subsidiary(ies)” means any person that becomes a Subsidiary of Borrower after the date hereof.

“Non-Borrower Subsidiary(ies)” means any direct or indirect Subsidiary of Borrower not joined as a co-Borrower hereunder and otherwise joined to the Loan Documents.

“Non-Overdue Senior Monetary Obligations” means, at any time, the amount of monetary Obligations other than principal Indebtedness owed by Borrower to the Senior Lender but not then due, such as accrued and unpaid interest not yet due.

“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives (including stock warrants) purchased or otherwise issued to PFG from time to time, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the “ordinary course of business” unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.

Partners for Growth	Amended and Restated Loan and Security Agreement

“Other Property” means the following as defined in the Code in effect on the Effective Date with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Parent” means Borrower, Giga-tronics Incorporated, a California corporation.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means:

(i) the Loans and other Obligations; and

(ii) Indebtedness existing on the Effective Date and shown on Exhibit A hereto;

(iii) Subordinated Debt;

(iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;

(v) other Indebtedness secured by Permitted Liens described in clauses (i), (ii), (iii), (v), (vi), (vii), (viii) and (ix) of that definition;

(vi) unsecured Indebtedness to trade creditors incurred in the ordinary course of business (for purposes of clarification, the permission under this clause (vi) shall include trade payables for the deferred purchase price of property or services incurred in the ordinary course of business);

(vii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (vi) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower;

(viii) Indebtedness of up to $100,000 outstanding at any time secured by a Lien described in clause (i) of Permitted Liens; provided such Indebtedness does not exceed the lesser of the cost or fair market value of the property financed with such Indebtedness; and

(ix) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which have been reported to PFG in writing, and, in the case of reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender).

“Permitted Investments” are:

(i) Investments (if any) shown on Exhibit A and existing on the Effective Date;

(ii) Investments consisting of Cash Equivalents;

(iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(iv) Investments in Subsidiaries existing on the Effective Date.

“Permitted Liens” means the following:

(i) purchase money Liens (including Liens arising under any retention of title, hire purchase or conditional sales arrangement or arrangements having similar effect) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(ii) Liens for Taxes not yet payable;

Partners for Growth	Amended and Restated Loan and Security Agreement

(iii) additional Liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG shall have the right to require, as a condition to its consent under this subparagraph (iii), that the holder of the additional security interest or lien sign a subordination agreement in PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(iv) Liens being terminated substantially concurrently with this Agreement;

(v) Liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vi) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i), (ii), (iii) and (ix), provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase and other terms are not less favorable to Borrower;

(viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; and

(ix) Liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“PFG Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Plan” means Borrower’s financial plan as presented to PFG on February 24, 2014 for its 2014 fiscal year, as such financial plan is delivered in subsequent years for future periods.

“Qualifying Request” means a request made by a Responsible Officer of Borrower under Section 1.4 for (i) a Loan that is within Borrower’s borrowing availability under this Agreement, satisfies the relevant conditions set forth in Section 9 of the Schedule and is accompanied by such certificates, documents and instruments as may be required under this Agreement or otherwise reasonably required by PFG to confirm Borrower’s compliance with the Loan Documents at the time of such request, or (ii) any other matter for which PFG’s consent is required under the Loan Documents.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with PFG’s right to sell any Collateral.

“Responsible Officer(s)” means Steven Lance and John Regazzi, and any other person authorized to bind Borrower and notified to PFG in writing by a Responsible Officer as a new Responsible Officer.

“Revenue” means revenues required to be recognized as such under GAAP.

“Security Instruments” means financing statements filed under the Code in any jurisdiction in which such financing statements may be filed, fixed and floating charges, share charges, mortgage debentures, and any other notices, instruments and filings that reflect the “all assets” security granted to PFG by Borrower in this Agreement and the other Loan Documents.

“Senior Lender” has the meaning set forth in Section 8 of the Schedule.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor(s) upon terms acceptable to PFG in its sole business discretion, but which may at PFG’s option include: (i) subordination of subordinated creditor Lens, (ii) restrictions or prohibition of payments on subordinated debt until all Obligations to PFG are fully repaid and performed, and (iii) a prohibition on the exercise of remedies by a subordinated creditor until all Obligations to PFG are fully repaid and performed.

Partners for Growth	Amended and Restated Loan and Security Agreement

“Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and between PFG and Senior Lender.

“Subsidiary” means, with respect to any Person, (i) any Person of which more than 50% of the voting stock or other equity interests is owned or (ii) a Person controlled, directly or indirectly, by such Person or one or more Affiliates of such Person and which, for the avoidance of doubt, shall include a “sister” company to a Person under common direct or indirect ownership meeting the above specified percentage for being considered a “Subsidiary”.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transfer” or “transfer” shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.     GENERAL PROVISIONS.

8.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from Borrower prior to and after the Effective Date, which (i) indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, or (ii) by its very nature should reasonably be understood as confidential; provided, however, in each case of (i) and (ii) above, such information shall actually be treated by Borrower and by policy and conduct of Borrower within its business as confidential and provided, further, that PFG may disclose such information (A) to its officers, directors, employees, attorneys, accountants, affiliates, advisory boards, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, provided that with respect to voluntary disclosees, such persons shall be subject to confidentiality obligations that reasonably protect against the disclosure of such information, and (B) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

8.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

8.3 Payments. All Payments may be applied, and in PFG's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

8.4 Monthly Accountings. PFG may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

Partners for Growth	Amended and Restated Loan and Security Agreement

8.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.

8.6 Authorization to Use Borrower Name, Etc. Borrower irrevocably authorizes PFG to: (i) use Borrower’s logo on PFG’s website and in its marketing materials to denote the lending relationship between PFG and Borrower; (ii) use a “tombstone” to highlight the transaction(s) from time to time between PFG and Borrower; and (iii) to issue press releases in a form reasonable acceptable to Borrower and PFG highlighting and summarizing the credit facilities extended by PFG to Borrower from time to time under this Agreement, as amended from time to time, all of the above (i) through (iii), for marketing purposes.

8.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.9 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and PFG Expenses (including reasonable and documented attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to any indemnified costs, expenses or damages determined by a court of competent jurisdiction in a final judgment to have been proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.10 No Liability for Ordinary Negligence. Borrower agrees that any and all claims it may have under this Agreement shall be limited to claims against PFG and not its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own willful misconduct.

Partners for Growth	Amended and Restated Loan and Security Agreement

8.11 Amendment; Electronic Execution of Documents. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

8.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.13 Attorneys’ Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys’ fees and fees of accounting and consulting professionals, and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights or retain the services of consultants to do so; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or Transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

8.15 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.16 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

8.17 Loan Monitoring. At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to two times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence.

8.18 Paragraph Headings; Construction; Counterparts. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties with the benefit of independent counsel and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise. References to “Borrower” are construed to mean “each Borrower”, unless otherwise expressly specified. Amounts set off in brackets or parentheses are negative. The word “shall” is mandatory, the word “may” is permissive, and the word “or” is not exclusive. The term “Agreement” includes the Schedule. Obligations of a similar nature addressed in different sections of this Agreement shall be deemed supplemental to one another and not exclusive unless expressly set forth as such. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

Partners for Growth	Amended and Restated Loan and Security Agreement

8.19 Correction of Loan Documents. PFG may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as PFG provides Borrowers with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.

8.20 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall be litigated in courts located within California and that the exclusive venue therefor shall, at PFG’s option, be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or by internationally-recognized commercial courier or overnight delivery service or by certified mail, return receipt requested, to the last known address for Borrower; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding. Notwithstanding the foregoing, PFG, in pursuit of collection and Collateral or rights therein, may pursue remedies in any jurisdiction in which Borrower or any Collateral resides or is deemed to reside.

8.21 Withholding. Payments received by PFG from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Body, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to PFG, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, PFG receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Body. Borrower will, upon request, furnish PFG with proof reasonably satisfactory to PFG indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 8.21 shall survive the termination of this Agreement.

8.22 Multiple Borrowers; Suretyship Waivers.

(a) Borrowers' Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of the Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from PFG. PFG may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers' agent, or on behalf of one or more Borrowers, and PFG shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers' obligations hereunder be affected thereby.

Partners for Growth	Amended and Restated Loan and Security Agreement

(b)     Waivers. Each Borrower hereby waives: (i) any right to require PFG to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with PFG or any indebtedness of PFG to any other Borrower, or to exercise any other right or power, or pursue any other remedy PFG may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Obligations, or by reason of any act or omission of PFG or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of PFG to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any Insolvency Proceeding, liquidation or dissolution proceeding commenced by or against or in respect of any Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon PFG for repayment or recovery of any amount or amounts received by PFG in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential Transfer or fraudulent conveyance, or for any other reason whatsoever, and PFG repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over PFG or any of its property, or by reason of any settlement or compromise of any such claim effected by PFG with any such claimant (including without limitation the any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and Borrower shall be and remain liable to PFG under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by PFG, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower further hereby waives any other rights and defenses that are or may become available to Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.

(c)     Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, PFG may, from time to time before or after revocation of this Agreement, do any one or more of the following in PFG's sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which PFG at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as PFG determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees that PFG shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that PFG shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, PFG shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

Partners for Growth	Amended and Restated Loan and Security Agreement

(d)     Foreclosure of Trust Deeds. Each Borrower waives all rights and defenses that Borrower may have because any other Borrower's Obligations are secured by real property. This means, among other things: (1) PFG may collect from Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; and (2) If PFG forecloses on any real property collateral pledged by another Borrower: (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) PFG may collect from Borrower even if PFG, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from the other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any other Borrower's Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Borrower waives all rights and defenses arising out of an election of remedies by PFG, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Borrower's rights of subrogation and reimbursement against another Borrower or any other Person by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

(e)     Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by PFG. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of PFG with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower's financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting PFG to furnish to it any information now or hereafter in PFG's possession concerning the same or any other matter.

(f)     Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by PFG to effect, to enforce and to give notice of such subordination.

8.23 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

8.24 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

8.25 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

8.26 Mutual Waiver of Jury Trial. Borrower and PFG each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, this Agreement or any other present or future instrument or agreement between PFG and Borrower, or any conduct, acts or omissions of PFG or Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with PFG or Borrower, in all of the foregoing cases, whether sounding in contract or tort or otherwise. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, PFG desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then PFG may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of PFG at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

Partners for Growth	Amended and Restated Loan and Security Agreement

27. Effect of Amendment and Restatement. Nothing in this Amendment and Restatement is intended or shall be construed as a waiver of PFG’s rights or remedies under the Loan Agreement or any agreement to amend, modify, waive or forbear in the future. The Loan Agreement, as amended and restated, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

Borrower:		PFG:
GIGA-TRONICS INCORPORATED		PARTNERS FOR GROWTH IV, L.P.

By		By
President or Vice President
Name:
By
	Secretary or Ass't Secretary	Title:	Manager, Partners for Growth IV, LLC
Its General Partner

MICROSOURCE, INC.

By
President or Vice President

By
Secretary or Ass't Secretary

- Signature Page Amended and Restated Loan and Security Agreement -

Partners For Growth

Schedule to

Amended and Restated Loan and Security Agreement

Borrower:	Giga-tronics Incorporated, a California corporation
Address:	4650 Norris Canyon Road, San Ramon CA, 94583

Borrower:	Microsource, Inc., a California corporation
Address:	4650 Norris Canyon Road, San Ramon CA, 94583

Date:	June 16, 2014

This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between PARTNERS FOR GROWTH IV, L.P. and the above-borrower of even date.

1. LOAN (Section 1.1):

The Loan:	The Loan shall consist of term loans of up to an aggregate amount of $2,000,000, as follows:

Tranche 1: The Tranche 1 Loan shall consist of a Loan in the principal amount of $1,000,000, all of which was disbursed on the Original Loan Effective Date.

Tranche 2: The Tranche 2 Loan shall consist of a revolving facility in the maximum principal amount of $500,000, which Borrower may draw in increments of not less than $50,000 and repay in whole or in part at any time. To make a Tranche 2 borrowing, Borrower shall submit a Loan Request under Section 1.4 within three (3) Business Days of the date of intended drawing, together with such certificates as may be required under this Agreement. Each drawing shall be subject to such conditions as are set forth in Section 10.

Tranche 3: The Tranche 3 Loan shall consist of a Loan in the principal amount of $500,000, all of which shall be disbursed upon the request of Borrower (if ever) within three (3) Business Days of PFG’s determination based on Section 6(g) reports delivered by Borrower to PFG that Borrower has satisfied the Performance Criteria, as defined below, the disbursement of which shall also be subject to Borrower’ s satisfaction of the conditions set forth in Section 10 of this Schedule (or PFG’ s waiver or deferral of such conditions, subject to such additional conditions as it may require, in its discretion).

Partners for Growth	Schedule to Loan and Security Agreement

Repayment:	Tranche 1: Borrower shall pay interest only monthly on the principal amount of the Tranche 1 Loan through September 30, 2014. Commencing with the payment due on October 1, 2014, Borrower shall repay the Tranche 1 Loan in thirty (30) equal principal payments of principal and interest, which payments shall continue on the same day of each month thereafter until the Maturity Date on which date the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest shall be paid.

Tranche 2: Tranche 2 borrowings shall bear interest only monthly, with all principal and any unpaid interest due at the Maturity Date; provided, however, at such time as Borrower’s satisfaction of the Performance Criteria is determinable, PFG may (in its sole and absolute discretion) require the then outstanding Tranche 2 borrowings to be repaid in level amortized payments on the same basis as Tranche 3 would, if drawn, be repaid.

Tranche 3: Borrower shall make roughly equal amortized payments of principal and interest monthly on Tranche 3 until the Maturity Date, on which date all unpaid principal and accrued interest shall be due and payable. The amortization period of Tranche 3 shall run from the date of disbursement until the Maturity Date.

Any accrued interest relating to outstanding principal not included in an amortized payment of principal and interest (such as, for example, interest due for a stub period or during an interest-only period) shall be payable on the first day of each such month for interest accrued during the prior month.

Prepayment:	The principal amount of Tranche 1 and Tranche 3 may be prepaid in whole only at any time, subject only to Borrower paying concurrently with such principal prepayment all interest that would have fallen due between the date of such prepayment and the Maturity Date if Borrower had made the regularly-scheduled payments throughout the term of such Tranches. Tranche 2 may be repaid and redrawn (subject to the terms of this Agreement) at such time and times Borrower determines in its discretion.

Performance Criteria:	“Performance Criteria” means, (i) for the six (6) month period ending September 30, 2014, Revenues of not less than $7,500,000, and (ii) for the fiscal year ending March 31, 2015, Net Income greater than $0 over any two consecutive fiscal quarters. If Borrower should consummate an acquisition of the assets or stock of another Person after the Effective Date, the parties shall equitably adjust the foregoing Revenues and Net Income thresholds to preserve the intention of the parties in challenging the Company to achieve its projections for Revenues and Net Income.

Partners for Growth	Schedule to Loan and Security Agreement

2. Interest.

Interest Rate (Section 1.2):

Tranche 1 and Tranche 3 Loans shall bear interest at a fixed per annum rate equal to 9.75%.

Tranche 2 Loans shall bear interest at a fixed per annum rate equal to 12.5%, calculated on a daily basis. Interest on Tranche 2 borrowings shall be paid monthly for interest accrued on outstanding Tranche 2 principal for interest accrued during the prior month.

Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Any accrued interest relating to outstanding principal not included in an amortized payment of principal and interest (such as, for example, interest due for a stub period or during an interest-only period) shall be payable on the first day of each such month for interest accrued during the prior month.

3. Fees (Section 1.3):

Commitment Fee:

$40,000, $30,000 paid on the Original Loan Effective Date, $5,000 on the date Borrower first draws on Tranche 2, and, if Borrower draws Tranche 3, $5,000, concurrent with the disbursement of Tranche 3.

Restatement Fee:	On the Effective Date, Borrower shall pay PFG a fee in consideration of amending and restating the Loan Agreement in the amount of $10,000.

4. Maturity Date

(Section 5.1):	March 31, 2017.

5. Financial Covenants

(Section 4.1):	Borrower shall comply with each of the following covenants:

Minimum Revenues:

On a consolidated basis with its Subsidiaries, Borrower shall maintain minimum calendar quarterly Revenues of at least the amounts set forth below for the periods specified. For future periods, the required Revenue thresholds shall be set by PFG each year in consultation with Borrower and shall, assuming quarterly period measurement is continued, be based upon Borrower’s Plan for corresponding periods in each of Borrower’s future fiscal year(s) and in no event shall such future thresholds be less than Q4-2015 (period ending March 28, 2015) period. For example, the threshold for the quarterly period ending June 28, 2015 would be set by PFG in consultation with Borrower based on Borrower’s 2016 Plan, but would in no event be less than $4,000,000.

Partners for Growth	Schedule to Loan and Security Agreement

Quarterly Period	Minimum Threshold

Q4-2014 (March 29, 2014)	$2,300,000
Q1-2015 (June 28, 2014)	$3,000,000
Q2 (9/27/14)	$3,500,000
Q3 (12/27/14)	$3,500,000
FY-2015 (ending March 28, 2015)	$4,000,000

For purposes of the foregoing Minimum Revenues covenant, the term “Revenues” means receipts from customers in the ordinary course of business for the sale of goods and services and required to be recognized as revenues in accordance with GAAP, net of discounts and refunds. For purposes of the foregoing definition, if Borrower (with the consent of PFG) sells a revenue-generating business unit or product line, the parties shall equitably adjust the Revenue thresholds set forth above to reflect the loss of the associated Revenues generated by such business unit or product line.

Minimum Tangible Net Worth:

On a consolidated basis with its Subsidiaries and measured monthly as of the last day of each calendar month, Borrower shall maintain a Tangible Net Worth of not less than the minimum thresholds set forth below for the corresponding periods. For future monthly periods (April 30, 2015 through the Maturity Date), the required minimum Tangible Net Worth thresholds shall be set by PFG each year in consultation with Borrower and shall, assuming monthly period measurement is continued, be based upon Borrower’s Plan for corresponding periods in each of Borrower’s future fiscal year(s) and in no event shall such future thresholds be less than the thresholds in the prior year for the corresponding periods. For example, the threshold for the monthly period ending June 28, 2015 would be set by PFG in consultation with Borrower based on Borrower’s 2016 Plan, but would in no event be less than $600,000.

May 3, 2014 (April)	negative $47,000
May 31, 2014	$3,000
June 28, 2014	$453,000
August 2, 2014 (July)	$153,000
August 30, 2014	$178,000
September 27, 2014	$703,000
November 1, 2014 (October)	$353,000
November 29, 2014	$353,000
December 27, 2014	$853,000
January 31,2015	$653,000
February 28, 2015	$653,000
March 28, 2015	$1,153,000

Partners for Growth	Schedule to Loan and Security Agreement

Definitions.

For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Tangible Net Worth” shall mean Total Assets less Total Liabilities, determined in accordance with GAAP. In determining Tangible Net Worth, the following adjustment may be made: any material charge required by Borrower’s auditors to be taken for non-cash stock compensation that adversely affects Tangible Net Worth may be added or subtracted, as the case may be, in the calculation of Tangible Net Worth. A “one-time” adjustment would not include a monthly, quarterly or annually-recurring adjustment. The term “material” as used above means an adjustment that would be required to be disclosed in an annual or quarterly filing (10K or 10Q) with the Securities and Exchange Commission.

“Total Assets” is on any day, the total assets, tangible and intangible of Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

6. Reporting.

      (Section 4.4):

Borrower shall provide PFG with the following; provided, however, at any time, from time to time, on a permanent or temporal basis, PFG shall have the right to require Borrower to redact any information (or categories of information) that might constitute material non-public information under SEC rules and regulations, such requirement to be notified by PFG in writing to Borrower:

(a)

Monthly accounts payable, accounts receivable and deferred Revenue schedules, aged by invoice date, and held check registers, if any, within 20 days after the end of each month. After 6 months from the Effective Date, PFG will consider in its reasonable discretion, converting such reporting from monthly to quarterly with a due date for such reports to 30 days from the end of each quarter.

Partners for Growth	Schedule to Loan and Security Agreement

(b)

Monthly unaudited consolidated and consolidating Financial Statements, as soon as available, and in any event within 20 days after the end of each month. After 6 months from the Effective Date, PFG will consider in its reasonable discretion, converting such reporting from monthly to quarterly with a due date for such reports to 30 days from the end of each quarter.

(c)

Monthly Compliance Certificates within 20 days after the end of each month and at each Loan request, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month (or quarter as the case may be) or as at such date of Loan request Borrower was in compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Schedule and such other information as PFG shall reasonably request.

(d)

Updates to the Representations, as and when required to render the information therein true, correct, accurate and complete as of the date of such date to the extent required in Section 4.8 of this Agreement.

(e)	Annual Borrower Board-approved Plan, including budgets and forecasts, within the earlier to occur of thirty (30) days following the end of Borrower’s fiscal year and approval by Borrower’s Board.

(f)

Annual consolidated and consolidating Financial Statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants reasonably acceptable to PFG. If Borrower is required to file and is current in its filings of Form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(g)	If Borrower intends to request the Tranche 2 Loan, a Certificate of Borrower, together with underlying Financial Statements demonstrating Borrower's compliance with the Performance Criteria.

(h)	Copies of all reports and statements provided by Borrower to the Senior Lender within one (1) Business Day of the same being provided to the Senior Lender.

Partners for Growth	Schedule to Loan and Security Agreement

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of Borrower dated February 21, 20141 and submitted to PFG on such date (the “Representations”) is true, correct, accurate and complete as of the Effective Date.

8. ADDITIONAL PROVISIONS

(a)	Senior Lender.

(1)          Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

(2)          Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender, other than Non-Overdue Senior Monetary Obligations, to exceed $3,000,000 at any time outstanding, or such greater amount as PFG may in its absolute discretion otherwise period upon Borrower request (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and PFG Expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower.

(3)          Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

_________________________

1  Should update Representations for this Amendment and Restatement.

Partners for Growth	Schedule to Loan and Security Agreement

(b)

Collateral Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Collateral Accounts are maintained to enter into Control Agreements with PFG, in form and substance legally sufficient and otherwise reasonably satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Collateral Accounts, subject to the security interest of the Senior Lender. Said Control Agreements shall permit PFG, upon a Default or an Event of Default and for so long as such Default or Event of Default is continuing, to exercise exclusive control over said Collateral Accounts and proceeds thereof (subject to the rights of the Senior Lender). As a continuing obligation, all primary operating accounts and excess Cash of Borrower shall be maintained with the Senior Lender and its affiliates.

(c)

Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Lien of PFG in respect of and prior payment of Obligations. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

9. CONDITIONS

In addition to any other conditions to the Loan set out in this Agreement, PFG will not make any Loan until PFG shall have received from each Borrower, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, significantly and adversely affect or be reasonably expected to significantly and adversely affect the collectability of the Obligations, PFG’s security interest in Borrower’s Collateral or the value thereof. Notwithstanding the foregoing, Borrower agrees to deliver to PFG each item required to be delivered to PFG under this Agreement as a condition precedent to any Loan. Borrower expressly agrees that a Loan made prior to the receipt by PFG of any such item shall not constitute a waiver by PFG of Borrower’s obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in PFG’s sole discretion. Without limiting the foregoing, as a condition to the Loan, Borrower shall provide:

Partners for Growth	Schedule to Loan and Security Agreement

(i) duly executed original signatures of Borrower to this Agreement and such other Loan Documents, including reaffirmations of agreements to which Borrower is was party on the Original Loan Effective Date, including without limitation, this Agreement, the Intellectual Property Security Agreement and related Collateral Agreements and Notices and the PFG Warrant;

(ii) If amended since the Original Loan Effective Date, each Borrower’s respective Constitutional Documents and, where applicable, a good standing certificate of Borrower certified by the Secretary of State or other Governmental Body of the jurisdiction of formation of each Borrower, as of a date no earlier than thirty (30) days prior to the date hereof, together with, in the case of each Borrower, a foreign qualification certificate from each States in which Borrower is required to register or otherwise qualify to do business;

(iii) An amendment to the PFG Warrant (as issued to PFG, PFG Equity Investors, LLC and SVB Financial Group);

(iv) To the extent requiring amendment or supplementation to reflect any new Collateral Accounts, Control Agreements as required by Section 8(b) of this Schedule, duly executed by Borrower and each relevant depositary institution in favor of PFG;

(v) certified copies, dated as of a recent date, of Security Instrument searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such Security Instruments either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(vi) if required, an update to the Representations, duly executed by Borrower;

(vii) as required under the terms of this Agreement and not previously provided, landlord consents executed in favor of PFG by Borrower’s principal office lessor in respect of its premises in San Ramon, California and, if required by PFG, each other premises where Borrower holds Collateral with a fair value in excess of $10,000, and warehouseman’s/bailee waivers in respect of third party premises where Collateral with a fair value in excess of $10,000 is stored or housed;

Partners for Growth	Schedule to Loan and Security Agreement

(viii) to the extent to reflect any changes since the Original Loan Effective Date, the insurance policies and/or endorsements required pursuant to Section 5.2;

(ix) payment of the Fees specified in Section 3 of this Schedule and PFG Expenses incurred and paid in connection with the Loan, for which PFG Expenses PFG will provide Borrower such invoices as Borrower may reasonably require for accounting purposes;

(x) any third party consents required in order for Borrower to enter into and perform the Loan Documents;

(xi) notice of the this Agreement as required under the Subordination Agreement;

(xii) as required, execution, delivery and (as necessary or appropriate) filing of all Security Instruments; and

(xiii) to the extent that the conditions to this Agreement have not been completed as of the Effective Date, a post-closing obligations letter in PFG’s customary form by which PFG waives or defers performance of such conditions as PFG is willing to defer in its sole business discretion.

10. CONDITIONS

In addition to any other conditions to Loans set out in this Agreement, PFG will not make any Tranche 2 or Tranche 3 borrowing until PFG shall have received, in form and substance satisfactory to PFG:

(a) a Loan Request that constitutes a Qualifying Request;

(b) satisfaction of any conditions set forth in Section 9 not satisfied at the time of any Tranche 2 or Tranche 3 borrowing.

[Signature Page Follows]

Borrower:		PFG:
GIGA-TRONICS INCORPORATED		PARTNERS FOR GROWTH IV, L.P.

By		By
President or Vice President
Name:
By
	Secretary or Ass't Secretary	Title:	Manager, Partners for Growth IV, LLC
Its General Partner

MICROSOURCE, INC.

By
President or Vice President

By
Secretary or Ass't Secretary

- Signature Page to Schedule to Amended and Restated Loan and Security Agreement -

Exhibit A to Loan and Security Agreement

Section 3.10 – Litigation:

1. On November 1, 2013 we received a letter from Textron/AAI regarding royalties associated with our Hydra product.  They claim they have patents on the technology we are using and we will owe them a royalty.  They have yet to see our Hydra product and nor do they know how it works, but we are a threat to their existing market.  We have examined the patents they referenced in the letter, and we are not using their patented technology.  We have engaged a patent attorney to assist us with this issue and if needed we are prepared to challenge their patent with the US Patent Office.

Section 3.15 – Internal Controls:

1. The Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are not effective to provide reasonable assurances that (i) the information the Company is required to disclose in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time period required by the Commission’s rules and forms, and (ii) such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

Other than the material weakness described below, there were no significant changes in the Company's internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

Based on the above described procedures and actions taken, the Company’s management, including its Chief Executive Officer and its Chief Financial Officer have concluded that as of December 28, 2013, the Company’s internal control over financial reporting was not effective based on the criteria described in the “COSO Internal Control – Integrated Framework 1992” as a material weakness in the Company’s internal control over financial reporting was identified as described below.

The Company determined that it did not have adequate procedures in place to identify and report on a timely basis the impact of certain triggering events in its line of credit arrangement.  The lack of these procedures resulted in the delayed financial reporting of the impacts of the triggering events on the balance sheet classification of borrowings under the line of credit as current liabilities rather than long term liabilities and related disclosures regarding the triggering events.

Management has identified the cause of this delayed reporting as a lack of recurring review of contractual arrangements such that the impact from changes in circumstances are timely accounted for and reported.  Management has reported the correct accounting and has included disclosures related to the triggering events in its current reporting in this Form 10-Q.

Management will take steps to ensure the appropriate procedures are put in place to regularly review all ongoing contractual arrangements by an individual with adequate knowledge of financial reporting to ensure the financial statements are fairly stated.

Exhibit B to Loan and Security Agreement – Compliance Certificate